Brinker Capital

Investment Adviser

Code of Ethics

© Copyright 2012, National Regulatory Services. All rights reserved.

8/28/2012 to Current

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Prohibition Against Insider Trading

5 - Personal Securities Transactions

6 - Gifts and Entertainment

7 - Protecting the Confidentiality of Client Information

8 - Outside Business

9 - Service as an Officer or Director

10 - Compliance Procedures

11 - Acknowledgement

12 - Records

13 - Reporting Violations and Sanctions

8/28/2012 to Current

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Brinker Capital Inc. and is designed to comply with Rule 204-A1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Brinker Capital Inc. and is designed to, among other things; govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Brinker and its employees owe a fiduciary duty to Brinker clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Brinker continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Brinker and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Brinker Capital and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Brinker expects every employee to demonstrate the highest standards of ethical conduct for continued employment with the firm. Brinker’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer or a member of the Compliance Department for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with a member of the Compliance Department. Brinker may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to Executive Committee to document compliance with this Code.

8/28/2012 to Current

Definitions

For the purposes of this Code, the following definitions shall apply:

·	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

·	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

·	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
·	“Covered Person” means any employee of Brinker Capital Inc.

·	‘Fund’ means an investment company registered under the Investment Company Act.

·	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person

·	‘Reportable fund’ means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

·	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, and includes any stock, bond, exchange trade fund (ETF), future, investment contract, options on partnerships, foreign unit trusts and foreign mutual funds and private investment funds, hedge funds and investment clubs. This does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Brinker or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Brinker or a control affiliate acts as the investment adviser or principal underwriter for the fund.(Note: The above definition of ‘reportable security’ that applies to SEC-registered advisers may be at variance with the definition applicable to some state-registered advisers. State- registered advisers should consult the personal trading record keeping and reporting requirements for their home state.)

·	“Supervised person” means directors, officers and partners of Brinker (or other persons occupying a similar status or performing similar functions); employees of Brinker; and any other person who provides advice on behalf of Brinker and is subject to Brinker’s supervision and control.

8/28/2012 to Current

Standards of Business Conduct

The firm places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all covered persons as defined herein. These procedures cover transactions in a reportable security in which a covered person has a beneficial interest in or accounts over which the covered person exercises control as well as transactions by members of the covered person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Brinker Capital or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

8/28/2012 to Current

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Brinker Capital to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and the firm may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by all employees and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify a member of the Compliance Department immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No employee may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Brinker Capital), while in the possession of material, nonpublic information, nor may any personnel communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to a member of the Compliance Department.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Brinker Capital’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet; a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Brinker (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to a member of the compliance department
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the compliance department.
•	After compliance has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the compliance department before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Brinker or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Brinker must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact a member of the Compliance Department immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

8/28/2012 to Current

Personal Securities Transactions

General Policy

All personal securities transactions are to be conducted in such a manner as to be consistent with the Code of Ethics (“the Code”) and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

Under Rule 204A-1 of the Advisers Act, the Securities and Exchange Commission (“SEC”) has determined that an investment adviser’s code of ethics must require Access Persons (as described below) to report their personal securities transactions and holdings and be subject to certain trading restrictions. An Access Person is defined as any partner, officer, director or employee of the investment adviser who (1) provides investment advice on behalf of the investment adviser; (2) is subject to the supervision and control of the investment adviser; and who (a) has access to nonpublic information regarding clients’ purchase or sale of securities, (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Brinker. For purposes of the Code of Ethics all Access Persons are defined as Covered Persons.

Brinker Capital has adopted the following principles governing personal investment activities by the firm’s employees:

·	The interests of client accounts will at all times be placed first;

·	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

·	Covered persons must not take inappropriate advantage of their positions:

·	No Covered Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her knowledge at the time of such purchase or sale, the same security is (a) being considered for purchase or sale by any Client; (b) being purchased or sold by any client;

Pre-Clearance Required for all Reportable Securities/Participation in IPOs

No covered person shall place a personal securities transaction in a reportable security (buy or sell) without the prior written approval of the Compliance Department who have been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Covered persons are required to pre-clear all personal trades of reportable securities. Once written approval is given by Compliance the covered person has 24 hours to place the trade.

Pre-Clearance Required for Participation in IPOs

No covered person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Executive Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No covered person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Executive Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Black Out provisions

No covered person shall acquire or dispose of any Beneficial Ownership in a Reportable security within seven calendar days before or after any Client trade in that security. Any trades made within the proscribed period shall be unwound as possible and any profits realized on trades within the proscribed period shall be disgorged to a charity of Brinker Capital’s choosing.

Limited on Short term trading

No Covered Person should engage in excessive trading or market timing activities in any security including mutual funds. No Access Person may profit in the purchase and sale, or sale and purchase, of any Reportable Security within sixty calendar days. Any trades made within the proscribed period shall be unwound as possible and any profits realized on trades within the proscribed period shall be disgorged to a charity of Brinker Capital’s choosing.

Interested Transactions

No covered person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

·	any direct or indirect beneficial ownership of any securities of such issuer;

·	any contemplated transaction by such person in such securities;

·	any position with such issuer or its affiliates; and

·	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

8/28/2012 to Current

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Brinker Capital has adopted the policies set forth below to guide covered persons in this area

General Policy

Brinker Capital defines business entertainment as follows: any social event where an employee accompanies and participates with a customer/business associate (including hospitality events, golf outings, charitable events, sporting events, meals, transportation and/or lodging related to an entertainment event, and entertainment offered in connection with a conference or educational event).

A gift is defined as follows: anything of value that is not defined as entertainment above, including tickets to games or events where the business associate does not attend; gift baskets, apparel, etc.

Brinker Capital’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•	Covered persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Brinker, or that others might reasonably believe would influence those decisions;
•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;
•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any covered person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Brinker, including gifts and gratuities with value in excess of $100 per year must obtain consent from a member of the Compliance Department before accepting such gift.
•	All gifts and entertainment, received and given, must be reported to the Compliance department via the Employee Update Survey.
•	A covered employee does not have to report bona fide dining or bona fide entertainment if you are accompanied by the person or representative of the entity that does business with Brinker and it is of a de minimus amount of $15 or less.
•	This gift reporting requirement is for the purpose of helping Brinker monitor the activities of its employees. However, the reporting of a gift does not relieve any person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Compliance Department.

8/28/2012 to Current

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Brinker to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Brinker’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Brinker Capital’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Brinker does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account.
•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Brinker Capital, or as otherwise required by any applicable law. In the event Brinker is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Brinker shall disclose only such information, and only in such detail, as is legally required;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All covered persons are prohibited, either during or after the termination of their employment with Brinker, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A covered person is permitted to disclose Confidential Client Information only to such other covered persons who need to have access to such information to deliver the firm’s services to the client.

Covered persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Brinker, must return all such documents to the firm.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Brinker Capital enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those covered persons who need to know such information to provide services to clients;
•	Any covered person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Brinker and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Brinker has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Brinker’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of The Chief Compliance Officer.

8/28/2012 to Current

Outside Business

We require all employees, not just registered employees, to disclose outside business activities. Our CCO must grant permission, in writing, PRIOR to an employee engaging in any outside business activity and new hires must disclose all outside business activities in writing at the time of hire.

Any employee who fails to adhere to this policy will be sanctioned and it could lead to termination.

We require all employees to attest annually that they are not engaged in outside business activities that were not approved in writing.

Upon receipt of a written request for outside business activities, consideration must be given to whether the activity will interfere or compromise an employee’s responsibilities within the firm. The CCO and CEO if necessary will evaluate the activity and decide whether to allow it, impose limitations or prohibit the activity altogether.

8/28/2012 to Current

Service as an Officer or Director

No employee shall serve on the board of directors of any publicly traded company without prior authorization by Noreen Beaman or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Brinker Capital clients. Where board service is approved Brinker Capital shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to securities transactions on behalf of the company. We require all employees to obtain written approval from the CEO.

8/28/2012 to Current

Compliance Procedures

Reporting Requirements

Every employee shall provide initial and annual holdings reports and quarterly transaction reports to The Chief Compliance Officer. It is the firm’s policy that each employee must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to The Chief Compliance Officer.

1. Initial Holdings Report

Every employee shall, no later than ten (10) days after the person becomes an employee of the firm, file an initial holdings report containing the following information:

·	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the person had any direct or indirect beneficial interest ownership when the person becomes an employee;
·	The date that the report is submitted by the employee.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an employee

2. Annual Holdings Report

Every employee shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the employee had any direct or indirect beneficial ownership:

·	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
·	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
·	The price of the reportable security at which the transaction was effected;
·	The name of the broker, dealer or bank with or through whom the transaction was effected; and
·	The date the report is submitted.

4. Duplicate brokerage/mutual fund statements/confirms

Covered Persons must have duplicate statements and confirms sent to the attention of Brinker’s Compliance Department. The Compliance Department will review them upon receipt, to ensure all policies are being followed. A Managing Partner will review the statements and confirms of the CCO. Brokerage, IRA’s, Rollover IRA’s (which are self-directed), ESOP’s, private placements, and limited partnerships must all be reported and duplicate statements must be forwarded. Violations detected during the review will be documented by the Compliance Department. The Compliance Department will determine appropriate steps depending on the violation, up to and including termination of employee.

5. Exempt Transactions

An employee need not submit a report with respect to:

·	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
·	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

6. Monitoring and Review of Personal Securities Transactions

The Compliance Officer, or a designee, will monitor and review all reports required under the Code for compliance with the firm’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures.

8/28/2012 to Current

Acknowledgement

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to The Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to The Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to The Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact The Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

8/28/2012 to Current

Records

The Compliance Coordinator shall maintain and cause to be maintained in a readily accessible place the following records:

·	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

·	A record of any violation of Brinker’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

·	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an employee which shall be retained for five years after the individual ceases to be an employee;

·	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

·	A list of all persons who are, or within the preceding five years have been, access persons;

·	A record of any decision to approve an employee’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

8/28/2012 to Current

Reporting Violations and Sanctions

All supervised persons shall promptly report to The Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to the Executive Committee all apparent material violations of the Code. When The Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Executive Committee .

The Executive Committee shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.